EXHIBIT 99.1

                      PRESS RELEASE DATED OCTOBER 2, 2004

                     NAME & SYMBOL CHANGE, FINANCING UPDATE

October 2, 2004, Richmond, Canada--From Timebeat.com Enterprises, Inc (pink sheets: TMBT).

NAME CHANGE AND SYMBOL CHANGE
The Board of Directors is pleased to report that effective September 30th its Company's name has been changed to New Morning Corporation, also effective Monday October 4th our new stock symbol will be NWMN.

There has been no share consolidation and shareholders do not need to take any action. Most shareholders hold stock via brokerage firms and this will all be done electronically. All previously issued paper certificates are still valid.

FINANCING
As previously announced, this is an extremely complex financing for which the investors want to be certain of several aspects including the tax treatment of their investment. Management is taking an active role in resolving the issues and plans on engaging one of the premier tax law firms in Canada to help clarify these issues.

During this time period management has identified another investment group that if the issues can be resolved, would provide up to $5,000,000 in financing to the Company (an increase from the previously reported $2,000,000 by the first group). Due to the issues involved the Company does not expect this type of financing to be completed until late this year.

As discussed in our prior news release this financing involves selling all or part of a world license to sell the New Morning products on which placed a tentative valuation of a North American license at approximately $30 million. This does not reflect a valuation of our entire Company but only what is being sold. The Company would still retain a very significant interest in the diabetes product and as part of this financing the Company would have the option to repurchase the entire license in exchange for converting the cash actually paid to us into shares with a conversion price fixed above our current price. In addition Management expects to repurchase the license being sold as soon as allowed under the terms and conditions of the various agreements. Management has made progress in advancing our business plan and expects further advances by the time this financing closes. More importantly, based on the Valuation Report, management expects that this financing will be done at a higher price due to that progress. Currently we expect that future financing to be in the $1.50 to $2.50 range with the mid-point currently being verbally agreed upon but non binding on both sides.

Financing is being sought to begin production in North America for the Life Star and Health Star herbal based diabetes product which according to the phase III clinical trials released in March are 88% effective in treating diabetes. Raw materials, consisting of the herbs, would be imported from China with the final product made in North America.

BRIDGE FINANCING
Management has also made progress in obtaining interim bridge financing and hopes to conclude some financing shortly. The Company is dealing with a number of different sources and for competitive reasons is not disclosing details at this time. In addition the Company has reached an advertising agreement to start advertising the product on radio for test marketing and sales. Timing for this advertising is still uncertain however it is expected to be underway in October.

Finally Management has been overwhelmed by shareholder interest in these events by telephone and email contact. Shareholders are urged not to contact management for personal "up to date" information. Such information can not be provided on individualized basis. Shareholders and interested parties can find new content and information by periodically visiting our website at WWW.NEWMORNINGCORP.COM.

ABOUT NEW MORNING

New Morning Group is a leading International Bio-Engineering Company, with locations in China, Hong Kong, Taiwan, Macau, Canada and the USA, specializing in the research, development and production of scientifically produced natural herbal medicinal supplements for the treatment and cure of Diabetes Mellitus and its complications. New Morning Group is committed to improving the lives of people with diabetes through the research, development and commercialization of innovative, cost-effective natural solutions. More information about New Morning Corporation can be found at its web site at WWW.NEWMORNINGCORP.COM.

All statements, other than statements of historical fact, included herein, including without limitation, statements regarding future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements.



Contact:  Thomas L. Crom 928 474-9151